EXHIBIT 10.1

ADVERTISING & PROMOTIONAL AGREEMENT

This advertising and promotional agreement including the attached General Terms and Conditions (the “Agreement”) is made effective July 1, 2024 (the “Effective Date”) by and between Oilers Entertainment Group Canada Corp. (“OEG”), having its principal office at 300, 10214 104 Avenue, Edmonton, Alberta T5J 0H6, and Karbon-X project Inc. (the “Advertiser”), a corporation incorporated under the laws of the Province of Alberta, having its principal office at 510 5th St SW, Suite 910, Calgary, Alberta T2P 3S2.  OEG and the Advertiser are together hereafter referred to as the “Parties”.

The term of this Agreement commences on the Effective Date and shall end on June 30, 2027 (the “Term”), unless terminated earlier pursuant to this Agreement.

The Advertiser agrees to purchase the following rights, products and services (the “Promotional Rights”) from OEG for the Advertiser, for use with respect to the Advertiser’s brands set out in this Agreement:

PROMOTIONAL RIGHTS	DESCRIPTION
Marketing Rights Advertiser’s Brands

The Promotional Rights are for the following of the Advertiser’s brands:

• Karbon-X

• Askiy Karbon

All applications of the Promotional Rights to any other of the Advertiser’s current or future brands are subject to OEG’s prior written approval, which may be withheld at the sole discretion of OEG.

Marketing Rights Relationship Status

The Advertiser shall receive from OEG the right to use the following designations in the Oilers Home Territory, subject to OEG’s prior written approval of each and every use:

• Official Partner of the Edmonton Oilers

Upon termination or expiry of this Agreement, the Advertiser shall cease all use of the designation and will not thereafter use or advertise such designation, and shall destroy or return to OEG (at OEG’s election) all materials in the Advertiser’s possession containing any designation.

Marketing Rights Exclusivity

Subject to the limitations set out in this Agreement, the Advertiser shall be granted advertising and promotional exclusivity in the Carbon Offsets & Carbon Credits category in the Oilers Home Territory and for Oilers Home Games in the Arena, which will include all Oilers marketing channels and paid media channels except:

● Radio and television commercials for all Oilers radio and television broadcasts outside of the first period, provided that such competitor radio and television commercials do not feature the Oilers Marks; and

● The Advertiser shall receive exclusivity on Oilers digital inventory, excluding inventory controlled by the NHL. The Advertiser acknowledges that the Oilers digital inventory is subject to the NHL Rules, as hereinafter described.

Marketing Rights Logo Usage Rights

Subject to OEG’s prior written approval of each and every use and provided that there are no third party logos in the advertisements, OEG grants to the Advertiser the non-exclusive right to incorporate the logos of the Oilers (the “Oilers Marks”), in the Oilers Home Territory.

Upon termination or expiry of this Agreement, the Advertiser shall cease all use of the Oilers Marks and will not thereafter use or advertise such marks, and shall destroy or return to OEG (at OEG’s election) all materials in the Advertiser’s possession containing any Oilers Marks.

Marketing Rights General	Further clarification of Marketing Rights are detailed in Schedule “B” attached hereto.

PROMOTIONAL RIGHTS	DESCRIPTION
Jersey Patch

The Advertiser’s logo shall be included on the Oilers player Primary Away Jersey in a position mutually agreed to by the Parties, which is currently the right chest position (the “Advertising Position”), for Oilers away games during the pre-season and regular season where Oilers are wearing their Primary Away Jersey each Year starting October 17, 2024, subject to NHL rules, during the Term of this Agreement.

For clarity, Oilers playoff away games where Oilers are wearing their Primary Away Jersey are included in this Agreement, however the Fee shall not be reduced if the Oilers do not make the playoffs.

Arena Digital Signage Video Wall Package - Gold

For each Oilers Home Game, Oil Kings Home Game and Event during the Term, eight minutes (8:00) total exposure on the Arena Video Walls that are part of the Arena Sponsorship Digital Signage Network located in the Arena.

One (1) complimentary animation produced for the Advertiser are included during the Term.

In-Bowl Signage In-Ice

For each Oilers Home Game:

● One (1) In-Ice Fixed Sign located in position End - Visitor Low displaying the Advertiser’s logo as shown in Schedule “C” in the Arena during the Term.

For clarity, all Oilers Home Games are included in this Agreement, subject to the NHL’s right to pre-empt in-ice signage, however the Fee shall not be reduced in any way if the NHL pre-empts any of the Advertiser’s in-ice signage during Oilers Home Games. Oilers Playoff Home Games are not included in this Agreement for these In-Ice Fixed Sign positions.

Subject to Sections 4.1 and 4.2 of the attached Terms and Conditions, EOHC shall perform the installations of the Advertiser’s In-Ice Fixed Sign at no additional costs to the Advertiser.

In-Bowl Signage LED - Silver

For each Oilers Home Game:

● Three minutes (3:00) of total exposure on the two (2) LED Rings concurrently with the top LED Halo Ring on the Scoreboard;

● Sole advertiser on the two (2) LED Rings during allotted time and top LED Halo Ring on the Scoreboard Video during allotted time; and

● One (1) complimentary animation produced for the Advertiser.

Digital Broadcast Signage Away - Gold Package

For each Oilers regionally televised regular season away hockey game, the Advertiser will receive up to nine minutes (9:00) of virtual dasherboard advertising (“DED”) exposure, depending on which Layout the Advertiser selects, subject to the NHL’s right to pre-empt DED, as mutually agreed to by the Parties.

OEG shall present Layout options to the Advertiser for the upcoming Year. The Advertiser will be responsible to select their Layout option for that upcoming Year by the deadline communicated to the Advertiser by OEG. Should the Advertiser fail to select a Layout option by the stated deadline during any Year of the Term, then the Advertiser shall be assigned a Layout option by OEG for that specific Year until the Advertiser selects a Layout option. The Advertiser may request to change their Layout option during the Year, subject to availability. Should any of the Layout options change in subsequent years during the Term, OEG will use commercially reasonable efforts to provide the new Layout options to the Advertiser by September 1st of the current Year.

To the extent that the Advertiser’s selected Layout option includes “Three Partner” and/or “Five Partner” rotations, the specific location(s) where the Advertiser’s virtual dasherboard advertising will be displayed will be determined by OEG in its sole discretion.

PROMOTIONAL RIGHTS	DESCRIPTION
Digital Broadcast Signage Away - Bronze Package

For up to six (6) Oilers regular season away hockey games broadcast in US markets on the opposing team’s regional broadcast each Year, the Advertiser will receive up to three minutes (3:00) of virtual dasherboard advertising (“DED”) exposure, depending on which Layout the Advertiser selects, subject to the NHL’s right to pre-empt DED, as mutually agreed to by the Parties.

OEG shall present Layout options to the Advertiser for the upcoming Year. The Advertiser will be responsible to select their Layout option for that upcoming Year by the deadline communicated to the Advertiser by OEG. Should the Advertiser fail to select a Layout option by the stated deadline during any Year of the Term, then the Advertiser shall be assigned a Layout option by OEG for that specific Year until the Advertiser selects a Layout option. The Advertiser may request to change their Layout option during the Year, subject to availability. Should any of the Layout options change in subsequent years during the Term, OEG will use commercially reasonable efforts to provide the new Layout options to the Advertiser by September 1st of the current Year.

To the extent that the Advertiser’s selected Layout option includes “Three Partner” and/or “Five Partner” rotations, the specific location(s) where the Advertiser’s virtual dasherboard advertising will be displayed will be determined by OEG in its sole discretion.

Broadcasting Regional Television	Twenty (20) ten second (0:10) drop ins scheduled during the Oilers regionally televised regular season hockey games each Year as mutually agreed to by the Parties.
Broadcasting Virtual

Slot Virtual Signage. The Advertiser’s logo will be superimposed on the ice surface between the end zone face-off circles and blueline on both ends, visible to television audiences for three minutes (3:00) during game time in thirty (30) Oilers regionally televised regular season away hockey games each Year as mutually agreed to by the Parties.

Digital Oilers E-Blast

Two (2) Oilers E-blasts each Year promoting Oilers related consumer offers, as mutually agreed to by the Parties, subject to NHL Rules, with a URL link to the Advertiser’s desired website or webpage as mutually agreed to by the Parties.

Oilers E-blasts is an e-newsletter communication piece to Oilers E-blasts Subscribers who have opted to receive advertiser communications through the E-blasts, subject to applicable privacy rules and regulations.

Digital Social Media Support

The Advertiser’s carbon reduction program will be supported by OEG in the Oilers Home Territory through Official Oilers social media channels which may include the official Edmonton Oilers Facebook Page, Official Edmonton Oilers Twitter/X Account or through other Official Edmonton Oilers social media channels as mutually agreed to by the Parties.

Suite Individual Game Use

The right to use a twelve (12) seat Suite for one (1) Oilers Home Game to be mutually agreed upon by the Parties during each Year.  The Advertiser shall be responsible for the cost of all catering and shall be subject to the Event Suite License Agreement attached as Schedule “D” hereto.

For clarity, Oilers suites may not be used for advertising, promotion (including contests and sweepstakes) or other commercial purposes without the prior consent of OEG.

PROMOTIONAL RIGHTS	DESCRIPTION
LOILTY Rewards Program Promotional Partner

The Advertiser shall receive the following for the LOILTY Rewards Program, as mutually agreed to by the Parties:

● Mobile App. Shared recognition on the LOILTY App with the Advertiser’s logo and a link to the Advertiser’s website, subject to the NHL Rules;

● Mobile App. Placement of the Advertiser’s stories on the LOILTY App homepage;

● Mobile App. Placement of the Advertiser’s logo on the LOILTY App homepage as a new listing;

● Points Distribution Rights. Participants in the LOILTY Rewards Program can earn LOILTY points by spending money with the Advertiser’s locations in the Oilers Home Territory during the Term;

● Trademark License. The non-exclusive right to use, refer to or incorporate the LOILTY Rewards Program logo to promote this program, in the Advertiser’s locations that are in the Oilers Home Territory, subject to OEG’s prior written approval of each and every use and provided that there are no third party logos in the use;

● In Market Promotion. The opportunity to run one (1) in-market regional marketing promotion for one (1) month each Year, in the Oilers Home Territory, as mutually agreed to by the Parties, which will include the  non-exclusive right to use, refer to or incorporate the Oilers logos, in the Oilers Home Territory, subject to OEG’s prior written approval of each and every use and provided that there are no third party logos in the use;

● Social Media Support. One (1) Advertiser program or promotion will be supported by OEG in the Oilers Home Territory through Official Oilers social media channels which may include the official Edmonton Oilers Facebook Page, Official Edmonton Oilers Twitter/X Account or through other Official Edmonton Oilers social media channels as mutually agreed to by the Parties;

● Digital – Homepage Takeover. The Advertiser shall receive a homepage takeover on the homepage of the Oilers Website for one (1) day within the month the Advertiser is running the In Market Promotion each Year, subject to NHL Rules, with a URL link to the Advertiser’s desired website or webpage as mutually agreed to by the Parties, which shall include:

● One (1) fixed Big Box ad;

● One (1) fixed Leaderboard ad; and

● Webskin branding on the homepage;

● Digital – Oilers E-Blast. One (1) Oilers E-blast each Year promoting the LOILTY Rewards Program, as mutually agreed to by the Parties, subject to NHL Rules, with a URL link to the Advertiser’s desired website or webpage as mutually agreed to by the Parties.

PROMOTIONAL RIGHTS	DESCRIPTION
Promotion Oilers 50/50 Raffle Sponsor

The Advertiser shall be the “In Partnership” partner of the Edmonton Oilers Community Foundation 50/50 raffle (the “Raffle”) for one (1) Oilers Home Game each Year, which shall include the following, as mutually agreed to by the Parties:

● Arena Digital Signage. Logo recognition including the “In Partnership” status for eight minutes (8:00) of total exposure on all Arena Video Walls and Arena Ad Package sponsorship screens that are part of the Arena Sponsorship Digital Signage Network located in the Arena during the one (1) Oilers Home Game;

● LED. Logo recognition on the two (2) LED Rings and top Scoreboard LED Halo Ring including the “In Partnership” status for a total of three (3:00) minutes during the one (1) Oilers Home Game;

● Broadcasting. Four (4) live reads during the radio broadcast including the “In Partnership” status during the one (1) Oilers Home Game;

● Digital. Logo recognition including the “In Partnership” status on the Raffle ticket purchasing landing page during the one (1) Oilers Home Game;

● Digital. Logo recognition including the “In Partnership” status shall be included in a Top Story on the Oilers website during the one (1) Oilers Home Game;

● Social Media. OEG will support the “In Partnership” status through Official Oilers social media channels on the day of the Raffle, which may include the Official Oilers Facebook Page, Official Oilers Twitter/X Account or through other Official Oilers social media channels as mutually agreed to by the Parties; and

● Local Charity. The Advertiser may select a registered charity that operates in Alberta to receive proceeds from one (1) day of one (1) of the Raffles, as agreed to by OEG.

Promotional Rights

Unless stated otherwise in this Agreement, the Advertiser is responsible for all costs and details, including things such as advertising, creative, rules and prizing involved in these Promotional Rights.

No third parties may be included in the Promotional Rights without the prior written consent of OEG, which may be unreasonably withheld.

Unless stated otherwise in this Agreement, OEG shall have full ownership of the final creative work for the Promotional Rights and the Promotions, subject to the removal of any Advertiser’s Marks.

If the Advertiser does not exercise its right to conduct any Promotional Right, the Advertiser is not entitled to any refund of the Fee.

CONSIDERATION

For the Promotional Rights granted pursuant to this Agreement, the Advertiser shall pay to OEG the sum of $9,263,427.30 plus GST and any other applicable taxes (collectively, the “Fee”) by electronic funds transfer in 8 installments as follows:

The Advertiser will pay OEG net 45 days from the date of OEG’s invoice.

PAYMENT SCHEDULE

Invoice Date	Payment Amt	Due Date	Payment Amt	Due Date	Payment Amt
September 1, 2024	$750,000.00	September 1, 2025	$1,543,455.00	September 1, 2026	$1,589,758.65
December 1, 2024	$750,000.00	December 1, 2025	$1,543,455.00	December 1, 2026	$1,589,758.65
January 1, 2025	$750,000.00
March 1, 2025	$747,000.00
24/25 Subtotal:	$2,997,000.00	25/26 Subtotal:	$3,086,910.00	26/27 Subtotal:	$3,179,517.30

ADDITIONAL TERMS AND CONDITIONS FOR JERSEY PATCH PROMOTIONAL RIGHT

The Advertiser hereby grants to OEG and the NHL Entities the non-exclusive, perpetual, irrevocable, fully paid-up, global right and license to, and to sublicense to others to, use, display and reproduce the name, logo and any other intellectual property for the Advertiser’s brand as mutually agreed between the Advertiser and OEG and approved by the NHL Entities in accordance with NHL Rules (the “Jersey Advertiser IP”) to be displayed in the Advertising Position on the Oilers’ on-ice Primary Away Jerseys for the Promotional Right outlined above, as further set forth in this Agreement and in accordance with NHL Rules. In connection with the foregoing right and license, the Advertiser acknowledges and agrees, without the need for separate approval from or compensation to the Advertiser, that: (a) the foregoing right and license includes, without limitation, the right of OEG and/or any of the NHL Entities, either directly or by any of their designees, to produce the applications (e.g., patches) bearing the Jersey Advertiser IP and apply them in the Advertising Position on: (i) the Oilers’ Primary Away Jerseys, as further set forth in this Agreement; and (ii) any versions of the Oilers’ jerseys and other apparel to be worn or made available for retail sale in accordance with NHL Rules (and the promotion and advertising thereof); and (b) the Jersey Advertiser IP will appear or be depicted in content, media and/or other materials, including, by way of example, in (i) images, footage (live or recorded) and all other recreations, simulations, reproductions and representations of Oilers games, events and activities by or authorized by the Oilers, the NHL Entities, the other NHL clubs and any of their designees (e.g., media partners); (ii) any products, services, advertisements and other materials (e.g., video games, trading cards, non-fungible tokens, game programs and novelties) of the Oilers or the NHL Entities and any of their designees in or on which the Oilers’ jerseys appear or are depicted (and the promotion and advertising thereof); and (iii) in connection with any other appearances or depictions (visual or otherwise) of the Oilers’ jerseys or otherwise in accordance with NHL Rules or that may occur in the normal course (e.g., media coverage); all of the foregoing in these Subsections (a) and (b) of this paragraph in all media now existing and hereinafter created and in accordance with NHL Rules; provided, none of the foregoing is intended to (expressly or implicitly) create any duty or obligation on OEG and/or any of the NHL Entities to use or depict the Advertiser’s brand except as specifically set forth in Subsection (a)(i) of this paragraph, as more particularly described under this Agreement and subject to NHL Rules.

For additional clarity, the Jersey Patch Promotional Right does not include the ability to include the Advertiser’s logo on Oilers jerseys for any games, exhibitions, events or other activities that are NHL-controlled or as may be otherwise designated by the NHL Office (e.g., outdoor games, All-Star, international games and exhibitions, Hockeyville, NHL media events, etc.).

In addition to the indemnity provided in Article 8 of the attached General Terms and Conditions, the Advertiser covenants and agrees to indemnify, defend, release and save harmless OEG, the NHL Entities, the NHL member clubs and each of their respective current and future affiliates and related entities, the National Hockey League Players’ Association, Hockey Ventures (Canada) Inc. and past, current and future Players; any manufacturer, retail licensee or retailer of licensed products featuring the Advertiser’s brand in the Advertising Position; any Club or NHL Entities licensee with respect to materials featuring the Advertiser’s brand in the Advertising Position; any NHL or NHL Member Club game broadcaster; and all of their respective current and future affiliates and related entities, and all of their respective successors, owners, general and limited partners, shareholders, members, directors, officers, employees, agents and representatives (“NHL Indemnified Parties”) for any losses, claims, liabilities, fines, penalties, damages, costs and expenses (including attorneys’ fees) arising from any (without limitation to one another): (a) act or omission with respect to the Agreement and/or exercising the Advertising Position; (b) misrepresentation, breach of representation or warranty or other breach of any obligation or covenant made by it in the Agreement; and/or (c) infringement or any other violation of any trademark, copyright or other intellectual property right resulting or deriving from the Jersey Advertiser IP.

In addition to any other rights in this Agreement, OEG shall have the unconditional right to terminate this Agreement, without penalty:

(a)	In the event of a relevant change to, or interpretation of, the NHL Rules; or
(b)

If OEG or NHL determines, each in their sole discretion, that the Advertiser (including any of its officers, principals or affiliates) and/or the Advertiser exercising the Advertising Position, has had, is having or is likely to have, an adverse effect on the reputation or goodwill of OEG or the NHL, or bring any into disrepute.

The Advertiser may not seek any temporary, interim, interlocutory and permanent injunction in respect of the Jersey Patch Promotional Right, and the Advertiser’s sole and exclusive remedy in respect thereto will be limited to an action for damages at law.

The Advertiser shall obtain no right or license to depict or use, and shall not depict or use in any way (commercial, promotional, or otherwise) without further approval from the NHL, the Oilers, the NHLPA or the Player (as applicable), (a) any trademark, copyright or other intellectual property of the NHL, and/or (b) the personality rights (including names and images) of individual or groups of Players, by virtue of the Advertising Position or this Agreement.

OEG and the Advertiser each represents and warrants to the other on its own behalf as of the Effective Date, and covenants throughout the Term, that it has, and will maintain, all necessary right, power and authority to enter into, execute and deliver this Agreement and to perform its obligations under this Agreement.

AGREED TO BY OEG:	AGREED TO BY THE ADVERTISER:

Signature:	Signature:
Name:	Name:
Title:	Title:

Signature:	Signature:
Name:	Name:
Title:	Title:

The Parties hereby agree the following General Terms and Conditions will govern their performance and form a part of the Agreement to which they are attached:

1. DEFINITIONS

1.1 All capitalized terms used in the Agreement shall have the meaning set forth in this Section 1.1 as follows unless otherwise defined in the Agreement:

(a)	“Advertisements” means all advertisements, decals, scripts, recordings and any other artwork provided by the Advertiser;
(b)	“Advertiser’s Marks” means the Advertiser’s corporate name, trade names, trademarks, logos, official designation or other intellectual property of the Advertiser;
(c)

“Arena” means the interior of the sport and entertainment facility located at 10220 104 Avenue NW, in Edmonton, Alberta currently known as Rogers Place, attached as Schedule “A”, and for clarity does not include the exterior of the Arena, Block K, the Community Arena, the LRT, the Pedway, the Plaza or the Wintergarden;

(d)	“Block K” means the interior and exterior of the office block adjacent to the east side of the Arena, its parkade and loading dock areas;
(e)	“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Edmonton are open for business;
(f)	“CHL” means the Canadian Hockey League;
(g)	“Community Arena” means the interior and exterior of the City of Edmonton community arena adjacent to the east side of the Arena;
(h)	“EMJHC” means Edmonton Major Junior Hockey Corporation, owner of the Oil Kings;
(i)	“EOHC” means Edmonton Oilers Hockey Corp., owner of the Oilers;
(j)

“Event(s)” means publicly ticketed events, other than Oilers Home Games and Oil Kings Home Games, which take place in the Arena and excludes non-public events such as, but not limited to, meetings, graduations, filmings or tapings of commercials, movies or television programs (unless occurring at an otherwise public event), and religious gatherings held in the Arena;

(k)	“NHL” means the National Hockey League;
(l)	“NHL Entities” means the NHL, NHL Enterprises, L.P., NHL Enterprises Canada, L.P., NHL Enterprises B.V., and NHL Interactive CyberEnterprises, LLC;
(m)

“NHL League Sponsor” means any person or entity that currently is, or at any time becomes, a sponsor or promotional licensee of or with respect to any NHL event or program now or hereafter in existence;

(n)

“NHL Requirement” means if, and to the extent any provision of this Agreement becomes inconsistent with any future provisions of Section 5.2 and the NHL requires that this Agreement be amended so as to remove any such inconsistency;

(o)

“NHL Rules” means the NHL Constitution, By-laws and all other rules, regulations, resolutions, interpretations, procedures, and policies of the NHL or its Board of Governors, all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the Commissioner;

(p)	“Oil Kings” means the Edmonton Oil Kings WHL hockey team;
(q)	“Oil Kings Home Game(s)” means only the pre-season (if any) and regular season hockey games played by the Oil Kings in the Arena, during the Term;
(r)

“Oil Kings Defined Territory” means, as defined in the WHL and CHL Rules, the City of Edmonton and the area within a 100 kilometer radius from the corporate limits of the City of Edmonton, excluding the area where the Red Deer Rebels’ defined territory overlaps;

(s)	“Oil Kings Playoff Home Game(s)” means all Oil Kings WHL playoff home games played in the Arena;
(t)	“Oilers” means the Edmonton Oilers professional NHL hockey team;
(u)	“Oilers Home Game(s)” means only the pre-season (if any) and regular season hockey games played by the Oilers in the Arena, during the Term;
(v)	“Oilers Home Territory” means, as defined in the NHL Rules, the City of Edmonton and the area within a 120 kilometer radius from the corporate limits of the City of Edmonton;
(w)	“Oilers Playoff Home Game(s)” means all Oilers playoff home games played in the Arena;
(x)

“Pedway” means the corridor and walkway including any elevators, escalators and stairs required to move pedestrians that connects the LRT station to the Wintergarden and to the 104 Avenue street level entrance;

(y)	“Plaza” means the public plaza located immediately south of the Wintergarden and Arena;
(z)

“Primary Away Jerseys” means the Oilers main away jersey worn for Oilers away games, which is currently the white jersey, and does not include Oilers away games where the Oilers are wearing specialty or third jerseys;

(aa)	“Promoter” means the producers, promoters or sanctioning bodies of Events, which might include OEG or any of its parents, subsidiaries or affiliates, or the City of Edmonton;
(bb)	“WHL” means the Western Hockey League;
(cc)

“WHL or CHL League Sponsor” means any person or entity that currently is, or at any time becomes, a sponsor or promotional licensee of or with respect to any WHL or CHL event or program now or hereafter in existence;

(dd)

“WHL and CHL Rules” means the WHL and CHL Constitution, By-laws and all other rules, regulations, resolutions, interpretations, procedures, and policies of the WHL, the CHL or their Board of Governors as they presently exist and as they may be amended from time to time;

(ee)

“WHL or CHL Requirement” means if, and to the extent any provision of this Agreement becomes inconsistent with any future provisions of Section 5.4 and the WHL or CHL requires that this Agreement be amended so as to remove any such inconsistency;

(ff)	“Wintergarden” means the enclosed bridge structure spanning 104 Avenue and connecting to the Arena; and
(gg)	“Year” means each period from July 1 and ending the following June 30 during the Term.

2. GRANT OF RIGHTS

2.1 Advertising Products and Services

Subject to the terms and conditions of this Agreement, and subject to the performance by the Advertiser of its obligations hereunder, OEG will provide during the Term, the Promotional Rights.

2.2 Exclusivity

Unless expressly granted, no right or benefit granted pursuant to this Agreement by OEG to the Advertiser shall be deemed or construed to be exclusively granted to the Advertiser and OEG shall be at liberty to grant other, including similar, rights or benefits to competitors of the Advertiser.

2.3 Playoffs

OEG and the Advertiser acknowledge that this Agreement and, without limiting the generality of the foregoing, the Promotional Rights are not applicable to any Oilers Playoff Home Games or Oil Kings Playoff Home Game that may occur in the Arena during the Term unless expressly provided for in this Agreement.

If Oilers Playoff Home Games or Oil Kings Playoff Home Games are specifically included in the Promotional Rights, OEG makes no representation as to the number, nature, quality or frequency of Oilers Playoff Home Games or Oil Kings Playoff Home Games that will be included during the Term, and the Advertiser acknowledges that no adjustment to the Fee will be made at any time based on the quantity or quality of Oilers Playoff Home Games or Oil Kings Playoff Home Games that may be held in the Arena during the Term.

2.4 Events

If Events are specifically included in the Promotional Rights, OEG makes no representation as to the number, nature, quality or frequency of Events that will be included during the Term, and the Advertiser acknowledges that no adjustment to the Fee will be made at any time based on the quantity or quality of Events that may be held in the Arena during the Term.

From time to time, the Promoters of Events, or the Events themselves, are sponsored by third parties (including without limitation competitors of the Advertiser).  OEG shall have the right to authorize Event sponsors to exhibit signage and/or undertake promotional activities in the Arena during the period of execution of the Event.  Furthermore, OEG shall be entitled to permit the Promoters of Events sponsored by, or otherwise associated with, third party sponsors to use the name and trademarks of the Arena for the purpose of identifying the location where the Event is to take place. OEG will use reasonable efforts to limit the presence of competing sponsor identification at Events (or in marketing materials relating to Events) and to restrict any in-Arena identification to designated areas within the Arena wherever possible.

The Advertiser acknowledges that where the Arena is the host venue for an Event, the Promoter for such Event may display Event sponsorship from its own sponsors, require advertising exclusivity for its own sponsors, or alternatively, require a facility with no commercial advertisement. The Advertiser’s signage/identification may be covered, removed, not displayed or not illuminated at such Event and the Promoter of the Event may display Event sponsorship from another person or entity in the same category of the Advertiser, provided however, that OEG will be responsible for (or will cause the Event Promoter to be responsible for) all costs and expenses relating to the removal and storage or concealment of the Advertiser’s signage/identification as well as its replacement following the Event and the Advertiser shall not be entitled to any refund of the Fee.

2.5 Default of Payment

Notwithstanding anything to the contrary herein, in the event any payment under this Agreement is not paid by the Advertiser when due, OEG shall have the right upon prior written notice to the Advertiser to withhold or cancel any or all of the Advertiser’s Promotional Rights until such payment is made in full, plus all applicable interest. Such right shall be in addition to any other rights of OEG at law, in equity, by way of damages or otherwise, and the exercise of such right shall not affect any right of action by OEG.

2.6 Player Promotional Rights

The Parties agree and recognize that nothing in this Agreement will constitute a grant, right or limitation relating to any professional athlete, team manager or coach or other executive.  The Advertiser acknowledges that any such OEG, EOHC and EMJHC personnel may, during the Term, engage in promotional or sponsorship activities with or involving an entity whose products or services directly compete with the Advertiser’s products and OEG has no authority to limit or prohibit such activities.

3. TRADEMARKS

3.1 OEG Marks

Unless expressly granted, the Advertiser shall not, by this Agreement, obtain any right, title or interest in the trade names or trademarks of OEG, EOHC, EMJHC, the NHL, the WHL, the CHL or any affiliate of such, nor shall this Agreement give the Advertiser the right to use, refer to or incorporate the corporate and team name, trade names, trademarks, logos, official designation or other intellectual property of OEG, EOHC, EMJHC, the NHL, the WHL or the CHL in any way, including, without limiting the generality of the foregoing, in the exercise of the Promotional Rights.

3.2 Advertiser’s Marks

OEG, with the prior written consent of the Advertiser, may use the Advertiser’s Marks. Unless expressly granted, OEG shall not acquire or claim any right, title or interest in any of the Advertiser’s Marks.

4. ADVERTISING MATERIALS, CONTENT AND ARTWORK

4.1 Production and Delivery

(a)

The Advertiser shall deliver to OEG, upon receipt of reasonable advance notice from OEG, all Advertisements on the date and in the form required by OEG to fulfill OEG’s obligations under this Agreement.

(b)

All Advertisements provided by the Advertiser must be ready for publication or broadcast and not require further preparation by OEG. The Advertiser represents and warrants that it has obtained all necessary consents and releases for all images and intellectual property to be used in connection with its Advertisements during the Term.

(c)

Unless otherwise stated in this Agreement, all costs and expenses associated with the production, copy, construction and delivery of any and all Advertisements, and all rules, gifts and prizes outlined in the Promotional Rights, and any changes thereto shall be the responsibility of the Advertiser.

(d)	The Advertiser is liable for all costs and expenses incurred by OEG for the Advertiser’s failure to deliver the Advertiser’s elements of its Promotional Rights as instructed by OEG.

4.2 Acceptance and Modifications of Advertisements

(a)

Subject matter, form, size, wording, illustration and typography of any Advertisements will be subject to the approval of OEG. The Advertiser, and the content and presentation of Advertisements shall be subject to the approval of OEG, the WHL and the CHL, and the NHL, any of whom may, in their sole and absolute discretion, reject the proposed Advertisement for any reason whatsoever.

(b)

If any Advertisement is rejected, the Advertiser may submit a suitable substitute Advertisement subject to the terms and conditions of this Agreement. If the Advertiser does not provide a suitable substitute or if there is no time to obtain a suitable substitute from the Advertiser, OEG shall not be responsible in any way and the Advertiser will not be entitled to any refund of the Fee.

(c)

Subject to the terms and conditions of this Agreement and at the Advertiser’s sole cost and expense, the Advertiser may change the content of its Advertisements in accordance with OEG’s policy for changes in effect from time to time.

4.3 Position and Installation

(a)	Unless otherwise specified herein, the position of any Advertisement, in any form, is in the absolute discretion of OEG.
(b)	Unless otherwise specified herein, all installations of signage or any changes thereto shall be performed by OEG and charged to the Advertiser on a cost recovery basis.
(c)

If the Advertiser is expressly granted the right to erect temporary displays, signage or other advertising in the Arena under the Promotional Rights, the Advertiser shall be obligated to pay for all upkeep, maintenance and, if necessary, refurbishment of those temporary displays, signage or other advertising during the Term so as to keep such in a professional and presentable condition. The Advertiser shall be responsible for all costs for removal of any and all temporary displays, signage or other advertising in the Arena, except as contemplated in Section 2.4.

5. PRIORITY

5.1 Effect of NHL Rules

Notwithstanding any other provision herein to the contrary, the Advertiser agrees that OEG may allow or authorize any NHL League Sponsor to engage in advertising and promotional activities in the Oilers Home Territory (including, without limitation, the Arena), or otherwise provide benefits to such NHL League Sponsor, if such NHL League Sponsor is entitled to engage in such activities or receive such benefits pursuant to any sponsorship or promotional licensing arrangement now or hereafter entered into between such NHL League Sponsor and the NHL or any of its affiliates (including, without limitation, NHL Enterprises, L.P. and NHL Enterprises Canada L.P.).  By way of illustration only, and without limiting the generality of the foregoing, NHL League Sponsors may place advertising and promotional materials (including displays) in the Arena, or conduct sweepstakes or in-store promotions in the Oilers Home Territory in connection with a League event, such as the NHL All-Star Game, or in support of a League program, such as NHL All-Star Fan Balloting.

5.2 NHL Priority

This Agreement is subject to and subordinate to:

(a)	The NHL Rules;
(b)

Any agreement between or among the NHL, its affiliates, NHL member clubs and/or other persons, including any Collective Bargaining Agreement between the NHL and/or its member clubs and/or other parties, in furtherance of NHL business or interests or as otherwise authorized directly or indirectly by the Board of Governors, the NHL Commissioner or the NHL Constitution or By-laws, all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the Commissioner;

(c)

Any national network agreements, corporate marketing, licensing, sponsorship or similar agreements between the NHL (or NHL affiliate) and third parties, all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the Commissioner; and

(d)	All federal and provincial regulations, policies, laws and rules including all CRTC broadcast regulations and policies, as amended from time to time.

The Parties shall negotiate in good faith to amend this Agreement in order to conform with any such future NHL Requirement or otherwise reach a mutually satisfactory resolution of any matter related to such future NHL Requirement that is acceptable to the NHL.

5.3 Effect of WHL and CHL Rules

Notwithstanding any other provision herein to the contrary, the Advertiser agrees that OEG may allow or authorize any WHL or CHL League Sponsor to engage in advertising and promotional activities in the Oil Kings Defined Territory (including, without limitation, the Arena), or otherwise provide benefits to such WHL or CHL League Sponsor, if such WHL or CHL League Sponsor is entitled to engage in such activities or receive such benefits pursuant to any sponsorship or promotional licensing arrangement now or hereafter entered into between such WHL or CHL League Sponsor and the WHL, the CHL, or any of their affiliates.  By way of illustration only, and without limiting the generality of the foregoing, WHL or CHL League Sponsors may place advertising and promotional materials (including displays) in the Arena, or conduct sweepstakes or in-store promotions in the Oil Kings Defined Territory in connection with a League event, such as an All-Star Game, the CHL Top Prospects Game or the Memorial Cup Championships, in support of a League program, or for WHL or CHL televised League games.

5.4 WHL and CHL Priority

This Agreement is subject to and subordinate to:

(a)	The WHL and CHL Rules;
(b)

Any agreement between or among the WHL or CHL, their affiliates, WHL or other CHL member clubs and/or other persons in furtherance of WHL or CHL business or interests or as otherwise authorized directly or indirectly by the Board of Governors, the WHL or CHL Commissioner or the WHL or CHL Constitution or By-laws, all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the Commissioner;

(c)

Any national network agreements, corporate marketing, licensing, sponsorship or similar agreements between the WHL or CHL (or affiliate) and third parties, all as the same may now exist or hereafter be amended or enacted or as they may be interpreted by the Commissioner; and

(d)	All federal and provincial regulations, policies, laws and rules including all CRTC broadcast regulations and policies, as amended from time to time.

The Parties shall negotiate in good faith to amend this Agreement in order to conform with any such future WHL or CHL Requirement or otherwise reach a mutually satisfactory resolution of any matter related to such future WHL or CHL Requirement that is acceptable to the WHL or CHL.

6. FORCE MAJEURE

6.1 Neither Party shall be in breach of this Agreement if the performance by that Party of any of its obligations hereunder is prevented or pre-empted because of:

(a)	Accident, fire, flood, explosion or act of God;
(b)	Epidemic or pandemic including but not limited to COVID-19 and any subsequent epidemic or pandemic that may follow this strain of COVID-19;
(c)	Hostile or warlike action in time of peace or war;
(d)

Insurrection, rebellion, revolution, civil war, acts of terrorism, sabotage, civil disobedience, usurped power, or action taken by governmental authority in hindering, combating or defending against such occurrence;

(e)

Strikes, slowdowns, lockouts or other labour or employee interruptions or disturbances, whether involving employees of that Party or of any other person over which that Party has no reasonable control; or

(f)	Acts, regulations, directives or recommendations of governmental authority of competent jurisdiction;

Or any other event or cause, whether similar or dissimilar to the foregoing, beyond the control of the Party claiming the benefit of this Section 6.1 and which that Party could not reasonably have protected itself against, provided however that the lack of funds or credit shall not constitute an event of force majeure.

6.2 The Parties agree that should an event of force majeure, as outlined in Section 6.1, occur during the Term, the Parties shall negotiate in good faith to reach a mutually satisfactory arrangement of comparable value by means of rescheduling, substitution, alternative performance, similar means, “make good” arrangements, credits or equitable adjustment.

7. TERMINATION AND REMEDIES

7.1 OEG’s Right to Terminate

In addition to other legal and equitable remedies, OEG may terminate this Agreement if any one of the following events occur:

(a)	Non-Payment. If the Advertiser fails to make a payment of any amount payable hereunder when due and such default continues for 7 days after written notice thereof is given by OEG to the Advertiser.
(b)	Material Breach. If the Advertiser commits a material breach of or defaults in the performance or observance of any of the covenants, agreements, provisions and conditions contained herein (other than a default in the payment of money) and, in the case of a default that is, by its nature, curable, such default continues for 30 days after written notice thereof is given by OEG to the Advertiser.
(c)	Insolvency & Bankruptcy. If the Advertiser makes an assignment for the benefit of creditors or becomes bankrupt or makes an application for relief under the provisions of any statute then in effect concerning bankrupt or insolvent debtors or any action whatsoever, legislative or otherwise be taken to effect the winding up, dissolution, suspension of operations or liquidation of the Advertiser.

7.2 Games Not Played

Notwithstanding any other provision herein to the contrary, the Parties agree that should NHL games be cancelled during any hockey season during the Term due to a player strike, management lockout, postponement or comparable work stoppage league wide, the Parties shall negotiate in good faith to reach a mutually satisfactory arrangement of comparable value by means of rescheduling, substitution, alternative performance, similar means, “make good” arrangements or equitable adjustment.

7.3 Obstructed Signage

If Oilers or Oil Kings Home Games are specifically included in the Promotional Rights, and if Advertiser signage is blocked, altered, obscured or removed for any Oilers Home Game or Oil Kings Home Game in the Arena except as contemplated in Sections 5.1 or 5.3, the Parties agree to negotiate in good faith to reach a mutually satisfactory arrangement of comparable value by means of rescheduling, substitution, alternative performance, similar means, “make good” arrangements or equitable adjustment.

7.4 Sale or Permanent Move

If Oil Kings Home Games are specifically included in the Promotional Rights, in the event the Oil Kings is sold or permanently moves from the Arena, the Parties shall negotiate in good faith to reach a mutually satisfactory resolution.

7.5 Termination of Arena Lease Agreement

This Agreement automatically terminates on the expiration, termination or non-extension for any reason of the lease agreement between the City of Edmonton and OEG or one of its related entities.

7.6 Pro-Rata Refund on Termination

If this Agreement is terminated for any reason other than the Advertiser’s breach, OEG will refund to the Advertiser any Fee paid with respect to the period beginning on the earlier of the date of termination or the date of OEG’s default. If this Agreement is terminated by OEG due to the Advertiser’s breach, then the Advertiser’s obligation to pay the Fees as set forth in this Agreement shall survive such termination, and shall continue in full force and effect.

7.7 No Limit on Remedy

Neither failure or delay on the part of OEG in the exercise of any remedy provided for in this Agreement or at law, nor OEG’s receipt and acceptance of any amounts that the Advertiser owes to OEG, shall be construed to constitute a forfeiture or waiver of any additional amounts that the Advertiser owes OEG, or such remedy or any other right or remedy available to OEG.

8. INDEMNITY AND INSURANCE

8.1 The Advertiser warrants that the Advertisements do not infringe any common law or statutory patent, trademark and/or copyright or any other right of any person, firm or corporation, that it has obtained all necessary consent and releases for all intellectual property rights to be used in connection with the Advertisements hereunder, and that it contains no matter that is defamatory, libelous or otherwise objectionable.

8.2 The Advertiser covenants and agrees to indemnify and save harmless OEG, its parents, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, agents, legal representatives, contractors, guests, third parties, successors and assigns from and against any and all loss, damages, claims, causes of action, demands or liabilities whatsoever, and all associated costs and expenses, including but not limited to reasonable legal fees, on a solicitor-client basis, which arise by reason of the content, publication, broadcast, implementation or display of any Advertisement or other Promotional Right pursuant to this Agreement or which arise by reason of negligence, willful misconduct or breach of this Agreement by the Advertiser, its officers, employees or agents.

8.3 The Advertiser must obtain, and continuously maintain, at its own expense an Insurance Services Office (or its equivalent) occurrence based commercial general liability insurance policy, providing coverage for bodily injury and property damage and personal and advertising injury including contractual liability and products/completed operations liability coverage with minimum limits of: $1,000,000.00 each occurrence and $2,000,000.00 general aggregate. OEG reserves the right to amend or supplement these insurance requirements on an annual basis throughout the Term or at any time when additional Promotional Rights are added to the Agreement, and to require the Advertiser to obtain additional types or limits of insurance.

In addition to the insurance requirements set out above, if any of the Advertiser’s employees or contractors are involved in any promotions or activations in the Promotional Rights, then the Advertiser will maintain workers’ compensation coverage in accordance with the laws of the Province of Alberta.

9. CONFIDENTIALITY

9.1 This Agreement

The Parties agree that the details of this Agreement shall be confidential and each Party shall undertake whatever measures are reasonably necessary to preserve that confidentiality. Any release of information concerning this Agreement shall be approved in writing by both OEG and the Advertiser prior to being released or published, provided that neither Party shall unreasonably withhold its approval of an announcement of the existence of this Agreement. Notwithstanding the foregoing, either Party shall be entitled to make such disclosure concerning it to its professional advisors, employees, directors and officers provided such other parties are informed of the confidential nature of such information and agree to treat such information as confidential in accordance with the terms hereof, and to the extent necessary to enforce each Party’s respective rights hereunder or as may be required by law, EOHC, EMJHC, the NHL Rules, the WHL Rules, the CHL Rules or government or regulatory authority.

9.2 Other Confidential Information

Confidential information includes any business, marketing, promotional, technical or personal information provided by one Party to another. If information is designated by the disclosing Party as confidential, the information will remain the confidential proprietary information of that Party. It will not be disclosed by the other Party unless otherwise required by applicable law, or with the disclosing Party’s prior written consent.

10. GENERAL

10.1 Relationship of the Parties

This Agreement does not constitute:

(a)

Either Party the agent of the other, or create a partnership, joint venture or similar relationship between the Parties, and neither Party shall have the power to obligate or bind the other Party in contract, in tort or otherwise howsoever except as provided in this Agreement; or

(b)	An endorsement by OEG of the Advertiser or its business and the Advertiser shall not represent otherwise to any third party or to the general public.

10.2 Interest

Any amount unpaid when due shall bear interest at a rate of 1.5% per month (18% per annum).

10.3 Notice

Any notice, approvals or consents that may or are required to be given by one Party according to the terms of this Agreement shall, unless specifically provided, be in writing and shall be delivered personally, served by registered mail or courier or sent electronically by email to the addresses first above written. Any notice delivered personally, served by registered mail or courier or sent electronically by email to the Party to whom it is addressed as provided in this Section 10.3 shall be deemed to have been given and received on the date of personal service or on the second Business Day following the date of mailing, sending or emailing to the person designated above, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.

10.4 Entire Agreement

This Agreement contains the entire understanding between the Parties relating to the subject matter herein contained and supersedes all prior oral and written understandings, arrangements and agreements relating thereto. Any amendment to this Agreement must be in writing and signed by both Parties.

10.5 Variation

Any variation, alteration or waiver of any of the rights or obligations of OEG or the Advertiser under this Agreement must be in writing and signed by OEG or the Advertiser as the case may be, or by their respective authorized delegate or representative appointed as such by written notice or by this Agreement.

10.6 Waiver

No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

10.7 Severability

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

10.8 Schedules

The Schedules attached hereto, if any, are incorporated into and form part of this Agreement.

10.9 Further Assurances

Each of the Parties shall use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and act in the manner contemplated by this Agreement.

10.10 Assignment

OEG may assign this Agreement, or any of its rights or obligations arising hereunder, without the consent of the Advertiser. The Advertiser shall not assign or transfer this Agreement or any of its rights or obligations arising hereunder without the prior written consent of OEG.

10.11 Governing Law

This Agreement shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein, and the Parties hereto attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

10.12 Time

Time shall in every respect be of the essence in this Agreement.

10.13 Counterpart

This Agreement may be executed in one or more counterparts or by facsimile or electronic counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

10.14 Survival

A Party’s obligation (if any) to maintain confidentiality and to provide payment, refunds and indemnification survives the expiration or termination of this Agreement.

10.15 Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective personal representatives, executors, administrators, successors and assigns of OEG and the permitted assigns of the Advertiser.

SCHEDULE “A”

ARENA EVENT LEVEL	ARENA MEZZANINE LEVEL

ARENA MAIN LEVEL

SCHEDULE “B”

MARKETING RIGHTS

Marketing Rights Third Party and Pass-Through Rights	The Advertiser may not extend or share any of the Promotional Rights to any third party.
Marketing Rights Product and Pouring Rights	There are no product/pouring supplier rights granted by OEG to the Advertiser in this Agreement for the Arena.

SCHEDULE “C”

IN-ICE SIGNAGE

SCHEDULE “D”

EVENT SUITE LICENSE AGREEMENT

This License Agreement is made effective this 1st day of July, 2024, between Oilers Entertainment Group Canada Corp. (“OEG”), with offices located at 300, 10214 104 Avenue NW, Edmonton, Alberta T5J 0H6, and Karbon-X project Inc. (the “Licensee”), with offices located at 510 5th St SW, Suite 910, Calgary, Alberta T2P 3S2.

For and in consideration of the mutual covenants and agreements set forth herein, OEG and the Licensee do hereby agree as follows:

1. Grant of License

1.1 OEG grants a license to the Licensee for the right to use a 12 seat suite (the “Suite”) located at Rogers Place, Edmonton, Alberta (the “Arena”) on the terms and conditions set forth herein and Licensee acknowledges and agrees that OEG may from time to time, establish rules and regulations governing the use of the Arena (the “Rules”) and may in its sole discretion modify, amend, supplement, update and delete any such Rules.

2. Licensee Passes

2.1 Subject to the terms and conditions hereof, OEG shall provide the Licensee with 12 passes for access to the Suite (“Licensee Passes”) for 1 Edmonton Oilers hockey game as mutually agreed to by the Parties (collectively, the “Events”) each year of the Term of the Advertising & Promotional Agreement effective July 1, 2024between OEG and the Licensee.

2.2 The Licensee may purchase additional Licensee Passes up to the maximum capacity of the Suite as established by OEG from time to time.

3. Use of Suite

3.1 The Licensee and the Licensee’s invitees (the “Licensee Guests”) shall be entitled to use the Suite only for the purpose of viewing the Events and only during the hours of the Events set forth in the Rules (“Event Hours”).

3.2 The Licensee and all Licensee Guests shall be bound by the terms and conditions upon which Licensee Passes are issued including, without limitation, any policy adopted by the issuer of such Licensee Passes with respect to the cancellation or postponement of an Event or Events.

3.3 The Licensee is responsible for ensuring all Licensee Guests comply with the terms of this License Agreement and the Rules.

4. Care of Suite

4.1 The Licensee shall leave the Suite in reasonable order after each of the Events and shall be liable to OEG to repair any damage caused by the Licensee or any Licensee Guests.

4.2 The Licensee shall not remove or alter any fixtures, furnishings, and equipment or other personal property in the Suite.

4.3 The Licensee and all Licensee Guests shall maintain proper decorum while using the Suite, shall abide by and observe the Rules including, without limitation, prohibiting the consumption of any alcoholic beverages by any person under 18 years of age and prohibiting the occupation of the Suite by persons under 18 years of age without the presence at all times of a person over 18 years of age.

4.4 The Licensee hereby acknowledges and agrees that it shall not have the right to remove any alcoholic beverages from the Suite at any time regardless of whether any bottle, can or other container of the same has ever been opened, and the Licensee further agrees to leave any and all such alcoholic beverages in the Suite at the end of each Event. Any alcoholic beverages left in the Suite at the end of each Event shall be deemed to have been abandoned and OEG shall have the right to dispose of the same in accordance with applicable laws without any obligation to pay or otherwise reimburse the Licensee for such items.

5. Cancellation

5.1 OEG may terminate this License Agreement at any time, upon written notice to the Licensee.

5.2 If any 1 or more (but not all) of the Events are cancelled, then the portion of the License Fee allocated to such cancelled Event(s) shall be returned to the Licensee.

5.3 If all of the Events are cancelled, then this License Agreement shall be terminated and the entire License Fee shall be returned to the Licensee.

6. Surrender of Suite

6.1 Any personal property owned by the Licensee and remaining in the Suite after the end of the Event may, at the option of OEG, be deemed to have been abandoned and may be disposed of by OEG in accordance with applicable law.

7. Access by OEG

7.1 The Licensee shall be admitted to the Suite during Event Hours by a representative of OEG. OEG shall retain all keys to the Suite and all locks therein and the Licensee shall not receive any keys to the Suite or any locks therein.

7.2 OEG, and its officers, agents, employees and representatives shall have access to the Suite during Event Hours for such purposes and to such extent as OEG shall, in its sole but reasonable discretion, deem necessary or appropriate, including, without limitation, to investigate any violation of the provisions of this License Agreement, the Rules or any applicable governmental laws and regulations. The Licensee shall not restrict or impede OEG’s access to the Suite or any part thereof, including cabinets, in any manner.

7.3 OEG reserves the right for itself, and its employees and agents to eject from the Suite and the Arena the Licensee or any Licensee Guest who, at the sole discretion of OEG, or any of its employees or agents, are conducting themselves in an objectionable manner, and the Licensee hereby waives any and all claims for damages arising from the exercise of such right and the Licensee shall be liable to OEG and its employees and agents for, and shall indemnify and save harmless, OEG, its employees and agents from and against all costs, damages, claims, liabilities, actions, proceedings, demands, and expenses of whatsoever nature or kind arising which they may sustain, pay or incur, or which may be brought or made against them, as a result of, in connection with or from the exercise of such right.

8. Indemnification

8.1 The Licensee hereby agrees to indemnify, defend and hold OEG, its parents, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, agents, legal representatives, contractors, guests, third parties, successors and assigns (collectively, the “Releasees”) harmless from and against any claim, loss, damage, cost or expense (including without limitation, all legal fees on a solicitor and client basis) arising out of or relating to the Licensee or any Licensee Guests’ use of the Suite, except to the extent any such claim, loss, expense or damage is caused by the negligence or willful misconduct of the Releasees. The Releasees shall not be responsible for any personal property of the Licensee or any Licensee Guests left in the Suite.

9. Transfers of License Agreement

9.1 The Suite is for the sole use of the Licensee and Licensee Guests and the Licensee shall not resell, assign, sublicense, rent or otherwise transfer the Suite or any of the Licensee’s rights under this License Agreement. OEG may assign this License Agreement, or any of its rights or obligations arising hereunder, without the consent of the Licensee.

10. Catering

10.1 The Licensee may order food, beverages and other catered items to be delivered through OEG to the Suite for use during Event Hours. The Licensee shall not permit any food or beverages that have not been purchased through OEG to be brought into the Suite.

11. Miscellaneous

11.1 No amendment or modification to this License Agreement shall be effective unless the same is in writing and signed by both Parties.

11.2 Any notices may be served personally to the addresses first written above or by email and shall be deemed to have been served on the date of personal service or on the second Business Day following the date of emailing.

11.3 Time is of the essence hereunder.

11.4 This License Agreement shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein, and the parties hereto attorn to the exclusive jurisdiction of the courts of the Province of Alberta.

11.5 If any provision of this License Agreement is determined to be invalid or unenforceable in whole or in part, the remaining terms and provisions of this License Agreement remain in full force and effect and shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF this License Agreement has been executed as of the day and year first above written.

OILERS ENTERTAINMENT GROUP CANADA CORP.

Per:
Print Name:
Title:

KARBON-X PROJECT INC.

Per:
Print Name:
Title: